Exhibit 99.1

ALJ REGIONAL HOLDINGS, INC. ANNOUNCES EARNINGS FOR THE FIRST QUARTER ENDED DECEMBER 31, 2019

NEW YORK, NY, February 14, 2020 – ALJ Regional Holdings, Inc. (NASDAQ: ALJJ) (“ALJ”) announced results today for its first quarter ended December 31, 2019.

ALJ is a holding company, whose wholly-owned subsidiaries are Faneuil, Inc. (“Faneuil”), Floors-N-More, LLC, d/b/a Carpets N' More (“Carpets”), and Phoenix Color Corp. (“Phoenix”).  Faneuil is a leading provider of call center services, back office operations, staffing services, and toll collection services to commercial and governmental clients across the United States. Carpets is one of the largest floor covering retailers in Las Vegas, Nevada, and a provider of multiple products for the commercial, retail, and home builder markets including all types of flooring, countertops, and cabinets.  Phoenix is a leading manufacturer of book components, educational materials, and related products producing value-added components, heavily illustrated books, and specialty commercial products using a broad spectrum of materials and decorative technologies.

Investment Highlights – Three Months Ended December 31, 2019

Consolidated Results for ALJ

•

ALJ recognized consolidated net revenue of $90.5 million for the three months ended December 31, 2019, a decrease of $3.3 million, or 3.5%, compared to $93.8 million for the three months ended December 31, 2018.  The decrease was a result of several large orders at Phoenix during the three months ended December 31, 2018, that did not reoccur during the three months ended December 31, 2019, and  lower component sales related to education at Phoenix, lower volumes at Carpets, largely offset by new contracts at Faneuil.  ALJ recognized consolidated net revenue of $89.0 million for the three months ended September 30, 2019.

•

ALJ recognized a net loss of $4.3 million and loss per share of $0.10 (diluted) for the three months ended December 31, 2019, compared to net income of $0.7 million and earnings per share (EPS) of $0.02 (diluted) for the three months ended December 31, 2018.  The majority of the loss was due to lower revenue at Phoenix and Carpets, and lower margin from Faneuil revenue as a result of inefficiencies related to the startup of new contracts and operational challenges related to the expansion of certain ongoing contracts.  ALJ recognized a net loss of $9.9 million and loss per share of $0.24 (diluted) for the three months ended September 30, 2019.

•

ALJ recognized adjusted EBITDA of $3.4 million for the three months ended December 31, 2019, a decrease of $5.2 million, or 61.0%, compared to $8.6 million for the three months ended December 31, 2018. The main causes of the decrease were operational inefficiencies from the start up of new contracts, increased medical claims, higher rent expense, and the cost to implement new revenue recognition standards at Faneuil, decrease in volumes from components and books at Phoenix, and lower volumes at Carpets.  ALJ recognized adjusted EBITDA of $5.2 million for the three months ended September 30, 2019.

•

ALJ estimates consolidated net revenue for the three months ending March 31, 2020 to be in the range of $95.5 million to $102.5 million, compared to $88.0 million for the three months ended March 31, 2019.

Jess Ravich, Chief Executive Officer of ALJ, said, “Results were lower than anticipated at Faneuil as we continue to focus on streamlining operations and reorganizing certain contracts as mentioned during our investor conference call on January 16, 2020.  We are encouraged by our efforts and progress made to date at Faneuil and expect Faneuil’s results to show improvement starting April 2020.  Phoenix’s performance approximated expectations; we believe Phoenix’s results are returning to more normalized levels.  We continue to focus our resources on Faneuil’s turnaround, lowering our consolidated leverage, reducing capital expenditures, and generating free cash flow throughout the fiscal year.”

	Three Months Ended December 31,
Amounts in thousands, except per share amounts	2019	2018	$ Change	% Change
	(unaudited)	(unaudited)
Net revenue	$90,465	$93,784	$(3,319)	(3.5%)
Costs and expenses:
Cost of revenue	75,726	74,646	1,080	1.4%
Selling, general and administrative expense	16,610	15,647	963	6.2%
Loss (gain) on disposal of assets and other gain, net	2	(223)	225	NM
Total operating expenses	92,338	90,070	2,268	2.5%
Operating (loss) income	(1,873)	3,714	(5,587)	(150.4%)
Other (expense) income:
Interest expense, net	(2,564)	(2,715)	151	5.6%
Interest from legal settlement	200	—	200	NM
Total other expense, net	(2,364)	(2,715)	351	12.9%
(Loss) income before income taxes	(4,237)	999	(5,236)	NM
Provision for income taxes	(40)	(288)	248	NM
Net (loss) income	$(4,277)	$711	$(4,988)	NM
Basic (loss) earnings per share of common stock	$(0.10)	$0.02
Diluted (loss) earnings per share of common stock	$(0.10)	$0.02
Weighted average shares of common stock outstanding:
Basic	42,173	38,047
Diluted	42,173	38,097

NM - Not Meaningful

Results for Faneuil

Anna Van Buren, CEO of Faneuil, stated, “During the first quarter revenue continued to rise due to new contracts and the healthcare open enrollment period.  Faneuil also added two new commercial clients with successful implementations.  We received a significant transportation contract in November 2019 with a go-live date in the fourth quarter of fiscal 2020.  Adjusted EBITDA results were impacted by continued investment in growth and training costs related to new operations.”

Faneuil recognized net revenue of $58.6 million for the three months ended December 31, 2019 compared to $55.2 million for the three months ended December 31, 2018.  Net revenue increased $3.4 million, or 6.1%, due to new customer awards and increased volumes from existing customers, partially offset by the completion of certain contracts.  Faneuil recognized net revenue of $50.2 million for the three months ended September 30, 2019.

Faneuil segment adjusted EBITDA was $1.7 million for the three months ended December 31, 2019 compared to $4.9 million for the three months ended December 31, 2018.  Segment adjusted EBITDA decreased $3.3 million, or 66.6%, driven by operational inefficiencies from the start up of new contracts, increased medical claims, higher rent expense, and the cost to implement new revenue recognition standards. Faneuil recognized segment adjusted EBITDA of $0.6 million for the three months ended September 30, 2019.

Faneuil estimates its net revenue for the three months ending March 31, 2020 to be in the range of $59.0 million to $62.0 million, compared to $46.6 million for the three months ended March 31, 2019.

Faneuil’s contract backlog expected to be realized within the next twelve months as of December 31, 2019 was $223.1 million, compared to $158.1 million as of December 31, 2018 and $210.0 million as of September 30, 2019.  Faneuil’s total contract backlog as of December 31, 2019 was $614.3 million as compared to $301.4 million as of December 31, 2018 and $493.6 million as of September 30, 2019.

Results for Carpets

Steve Chesin, CEO of Carpets stated, “This quarter’s result was impacted by a decrease in sales, unfavorable builder/customer mix, and lower than anticipated upgrades from customers due to increased pricing for housing in the Las Vegas market.  We expect this to continue for the next quarter and are focusing our efforts on higher margin projects in the commercial space.  We expect sales and profitability to begin to recover starting in the third fiscal quarter.”

Carpets recognized net revenue of $9.8 million for the three months ended December 31, 2019 compared to $12.4 million for the three months ended December 31, 2018.  Net revenue decreased $2.6 million, or 20.9%, which was primarily attributable to lower volumes from floorings, cabinets, and granite.  Carpets recognized net revenue of $11.8 million for the three months ended September 30, 2019.

Carpets recognized segment adjusted EBITDA loss of ($0.1) million for the three months ended December 31, 2019 compared to segment adjusted EBITDA of $0.2 million for the three months ended December 31, 2018. Segment adjusted EBITDA decreased $0.2 million due to lower overall volumes.  Carpets recognized segment adjusted EBITDA of $0.6 million for the three months ended September 30, 2019.

Carpets estimates its net revenue for the three months ending March 31, 2020 to be in the range of $9.0 million to $10.5 million, compared to $12.1 million for the three months ended March 31, 2019.

Carpets total backlog, which is expected to be fully realized within the next 12 months, as of December 31, 2019 was $9.4 million compared to $11.6 million as of December 31, 2018 and $11.0 million as of September 30, 2019.

Results for Phoenix

Marc Reisch, CEO of Phoenix, stated, "The $4.1 million decrease in our fiscal first quarter revenues versus prior year was due to lower component sales.  The decrease of $1.4 million of segment adjusted EBITDA for the quarter versus prior year was due to the lower component revenues.   The decrease in component revenues was primarily due to an industry-wide slowdown for Education book components which has continued into the start of the second fiscal quarter.”

Phoenix recognized net revenue of $22.1 million for the three months ended December 31, 2019 compared to $26.2 million for the three months ended December 31, 2018. Net revenue decreased $4.1 million, or 15.6%, due to several large orders during the three months ended December 31, 2018, that did not reoccur during the three months ended December 31, 2019, and lower component sales related to education.  Phoenix recognized net revenue of $27.0 million for the three months ended September 30, 2019.

Phoenix recognized segment adjusted EBITDA of $2.8 million for the three months ended December 31, 2019 compared to $4.2 million for the three months ended December 31, 2018. Segment adjusted EBITDA decreased by $1.4 million, or 32.7%, as a result of a decrease in volumes from components and books, somewhat offset by a decrease to selling, general and administrative expenses resulting from consolidating printing facilities.  Phoenix recognized segment adjusted EBITDA of $5.1 million for the three months ended September 30, 2019.

Phoenix estimates its net revenue for the three months ending March 31, 2020 to be in the range of $27.5 million to $30.0 million as compared to $29.3 million for the three months ended March 31, 2019.

Phoenix’s contract backlog expected to be realized within the next twelve months as of December 31, 2019 was $67.7 million, compared to $70.8 million as of December 31, 2018 and $68.1 million as of September 30, 2019.  Phoenix’s total contract backlog as of December 31, 2019 was $160.8 million as compared to $165.6 million as of December 31, 2018 and $175.6 million as of September 30, 2019.

Non-GAAP Financial Measures

In our earnings releases, prepared remarks, conference calls, presentations, and webcasts, we may present certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release because management believes they present information regarding ALJ that is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from, or as a substitute for, the comparable GAAP financial measure.

We present adjusted EBITDA because we believe it is frequently used by analysts, investors, and other interested parties in the evaluation of our company.  ALJ defines adjusted EBITDA as net (loss) income before depreciation and amortization, interest expense, litigation loss, recovery of litigation loss, restructuring and cost reduction initiatives, stock-based compensation, acquisition-related expenses, loss (gain) on disposal of assets and other gain, net, other non-recurring items, other income, and provision for income taxes.  Adjusted EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.  Below are reconciliations of our net (loss) income, the most directly comparable GAAP measure, to consolidated adjusted EBITDA:

	Three Months Ended December 31,
Amounts in thousands	2019	2018	$ Change
	(unaudited)	(unaudited)
Net (loss) income	$(4,277)	$711	$(4,988)
Depreciation and amortization	5,242	4,446	796
Interest expense	2,564	2,715	(151)
Loan amendment fees	769	201	568
Restructuring and cost reduction initiatives	277	85	192
Stock-based compensation	112	185	(73)
Acquisition-related expenses	49	12	37
Provision for income taxes	40	288	(248)
Lease payments in anticipation of facility shutdown	38	186	(148)
Loss (gain) on disposal of assets and other gain, net	2	(223)	225
Interest from legal settlement	(200)	—	(200)
Recovery of litigation loss	(1,256)	—	(1,256)
Consolidated Adjusted EBITDA	$3,360	$8,606	$(5,246)

Supplemental Consolidated Financial Information - Segment Net Revenue, Segment Adjusted EBITDA, and Debt

	Three Months Ended December 31,
Amounts in thousands	2019	2018	$ Change	% Change
	(unaudited)	(unaudited)
Segment Net Revenue
Faneuil	$58,567	$55,202	$3,365	6.1%
Carpets	9,774	12,362	(2,588)	(20.9%)
Phoenix	22,124	26,220	(4,096)	(15.6%)
Total Segment Net Revenue	$90,465	$93,784	$(3,319)	(3.5%)

	Three Months Ended December 31,
Amounts in thousands	2019	2018	$ Change	% Change
	(unaudited)	(unaudited)
Segment Adjusted EBITDA
Faneuil	$1,653	$4,946	$(3,293)	(66.6%)
Carpets	(78)	160	(238)	(148.8%)
Phoenix	2,840	4,221	(1,381)	(32.7%)
Corporate	(1,055)	(721)	(334)	(46.3%)
Total Segment Adjusted EBITDA	$3,360	$8,606	$(5,246)	(61.0%)

As of December 31, 2019 and September 30, 2019, consolidated debt and consolidated net debt were comprised of the following (exclusive of deferred financing costs):

	December 31,	September 30,
Amounts in thousands	2019	2019
	(unaudited)
Term loan payable	$78,142	$81,082
Line of credit	20,313	9,823
Equipment financing agreement	2,832	3,101
Capital leases	4,357	5,158
Total debt	105,644	99,164

Cash	2,554	4,529
Net debt	$103,090	$94,635

As of December 31, 2019, ALJ was in compliance with all debt covenants.

	Financial Covenants Compliance
	December 31, 2019
	(actual)	(required)
Leverage Ratio	4.67	< 5.25
Fixed Charges Ratio	0.93	> 0.85

About ALJ Regional Holdings, Inc.

ALJ Regional Holdings, Inc. is the parent company of (i) Faneuil, Inc., a leading provider of call center services, back office operations, staffing services, and toll collection services to commercial and governmental clients across the United States, (ii) Floors-N-More, LLC, d/b/a Carpets N' More, one of the

largest floor covering retailers in Las Vegas, Nevada, and a provider of multiple products for the commercial, retail, and home builder markets including all types of flooring, countertops, and cabinets, and (iii) Phoenix Color Corp., a leading manufacturer of book components, educational materials, and related products producing value-added components, heavily illustrated books, and specialty commercial products using a broad spectrum of materials and decorative technologies.

Forward-Looking Statements

ALJ’s first quarter ended December 31, 2019 earnings release and related communications contain forward-looking statements within the meaning of federal securities laws. Such statements include information regarding our expectations, goals or intentions regarding the future, including but not limited to statements about our financial projections and business growth, our plans to reduce capital expenditures and deleverage our balance sheet, our ability to achieve target adjusted EBITDA margins on customer contracts, the impact of new customer contracts for Faneuil, the impact of new Faneuil contracts on Faneuil’s financial results, operational improvements implemented by Carpets, and other statements including the words "will" and "expect" and similar expressions.  You should not place undue reliance on these statements, as they involve certain risks and uncertainties, and actual results or performance may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially are discussed in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission and available through EDGAR on the SEC’s website at www.sec.gov.  All forward-looking statements in this release are made as of the date hereof and we assume no obligation to update any forward-looking statement.